DALE MATHESON CARR-HILTON LABONTE LLP

DMCL CHARTERED ACCOUNTANTS

Partnership of:

Vancouver	Robert J. Burkart Inc. Alvin F. Dale Ltd. Robert J. Matheson Inc.	James F. Carr-Hilton Ltd. Reginald J. LaBonte Ltd. Rakesh I. Patel Inc.	Kenneth P. Chong Inc. Barry S. Hartley Inc.
South Surrey	Michael K. Braun Inc.	Peter J. Donaldson Inc.	
Port Coquitlam	Wilfred A. Jacobson Inc.	Brian A. Shaw Inc.	Fraser G. Ross Ltd.

April 8, 2008

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We are the former independent accountants for CrowdGather, Inc. (formerly WestCoast Golf Experiences, Inc.), a Nevada corporation (the "Company"). We have been furnished with a copy of the Company's filing on Form 8-K disclosing our dismissal as independent public accountants of the Company. We confirm our agreement with the statements made in such disclosure insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the approval of our dismissal by the Board of Directors of the Company or the appointment of or consultations with new independent accountants by the Company.

Yours truly,

DMCL

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants

Vancouver Suite 1500 - 1140 West Pender Street, Vancouver, B.C., Canada V6E 4G1, Tel: 604 687 4747 • Fax: 604 689 2778 - Main Reception
South Surrey Suite 301 - 1656 Martin Drive, White Rock, B.C., Canada V4A 6E7, Tel: 604 531 1154 • Fax: 604 538 2613
Port Coquitlam Suite 700 - 2755 Lougheed Highway, Port Coquitlam, B.C., Canada V3B 5Y9, Tel: 604 941 8266 • Fax: 604 941 0971